EXHIBIT 2
                                                                       ---------


                      AMENDMENT NO. 3 AND LIMITED WAIVER TO
                   SENIOR NOTE AND WARRANT PURCHASE AGREEMENT


         This AMENDMENT NO. 3 AND LIMITED WAIVER TO SENIOR NOTE AND WARRANT PURCHASE AGREEMENT (this "Amendment") is entered into as of January 28, 2005, by and among Cardiac Science, Inc., a Delaware corporation ("CSI"), and the Purchasers with respect to that certain Senior Note and Warrant Purchase Agreement, dated as of May 29, 2002, as amended July 1, 2003, as further amended March 15, 2004 (the "Purchase Agreement"), among CSI and the Purchasers. Collectively, CSI and the Purchasers may be referred to as the "Parties" herein.

         Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Purchase Agreement, as amended hereby.

         Section 2.     Amendments to the Purchase Agreement.

                (1) Section 2.1(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                        "(a) Unless otherwise accelerated pursuant to the terms hereof, the entire unpaid principal amount of the Senior Notes shall be due and payable in cash on May 29, 2008."

                (2) Section 2.1(b)(ii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                        "(b) (ii) Subject to subsection (iii) of this Section 2.1(b), from and after the third anniversary of the Closing Date, accrued and unpaid interest on the Senior Notes calculated at the rate of 6.9% per annum shall accrue and be paid in kind (i.e., such interest shall be capitalized when due and added to the principal balance of the Senior Notes) quarterly in arrears on each Interest Payment Date and on the Termination Date."

                (3) Section 7.12 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                        "7.12   Financial Covenants.

                                (a) Debt to Capitalization Ratio. The Company shall not as of the last day of each fiscal quarter of the Company, commencing with the fiscal quarter ended March 31, 2005, permit the ratio of Total Funded Debt to (y) Total Capitalization plus (z) interest expense resulting solely from the amortization of the Warrants in accordance with GAAP (the "Funded Debt to Capitalization Ratio") to be more than 50%.

                                (b)   Minimum EBITDA. The Company shall not
                                      permit EBITDA for the periods specified
                                      below to be less than:

                        --------------------------------------------------------------------------------
                              For the Period From                                   EBITDA shall not
                                 and Including            To and Including            be less than
                        --------------------------------------------------------------------------------
                              January 1, 2005             December 31, 2005         ($3.0 million)
                              January 1, 2006              March 31, 2006            $1.0 million
                               April 1, 2006                June 30, 2006            $1.0 million
                                July 1, 2006             September 30, 2006          $1.0 million
                              October 1, 2006             December 31, 2006          $1.0 million
                                Each Quarter Thereafter                              $1.5 million
                        --------------------------------------------------------------------------------

                                      Solely for the purposes of this Section
                                      7.12(b), "Interest Expense," as such term is used in the calculation of EBITDA, means, with reference to any period, the sum of all cash interest charges net of interest income (including paid-in-kind interest, imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense, but excluding dividends) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP. Interest Expense shall give effect to any net payments made or received by the Company or any of its Subsidiaries with respect to any Hedge Agreements in effect during the applicable period (or any portion thereof).

                                      Additionally, solely for the purposes of this Section 7.12(b) with respect to the period from and including January 1, 2005 to and including December 31, 2005, any and all accounting charges to the Company resulting from the Company's agreement entered into in January 2005 with the investors who participated in the July 2004 financing shall be added back to the calculation of EBITDA.

                (4) Section 7.13 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                        "7.13   Capital Expenditures. The Company shall not, nor
shall it permit any of its Subsidiaries to, incur Capital Expenditures in the aggregate in excess of:

                        -------------------------------------------------------------------------------------------------------
                           For Each Quarter During
                           the Periods Below From and                                    Capital Expenditures shall not be
                           Including                         To and Including            more than
                        -------------------------------------------------------------------------------------------------------
                            January 1, 2005                   March 31, 2005                  $1.50 million
                             April 1, 2005                    June 30, 2005                   $1.25 million
                             July 1, 2005                   December 31, 2006                 $0.75 million
                                 Each Quarter Thereafter                                      $1.00 million
                        -------------------------------------------------------------------------------------------------------

         Section 3. Amendment to the Notes. Effective as of the date of this Amendment, the senior notes in the aggregate original principal amount of $50,000,000 issued pursuant to the Purchase Agreement (collectively, the "Notes") shall be amended so that all references to the date "May 30, 2007" contained in the Notes are replaced with the date "May 29, 2008." Promptly following the surrender of the original Notes for cancellation, CSI shall deliver amended and restated Notes reflecting the foregoing amendment.

         Section 4. Amendment to the Warrants. Effective as of the date of this Amendment:

                (1) The Warrant Price (as defined in the warrants set forth on Exhibit A hereto (collectively, the "Warrants")) shall be amended so that the Warrant Price contained therein shall be equal to $2.00 per share, subject to further adjustments after the date hereof pursuant to Section 4 of the Warrants.

                (2) The number of Warrant Shares (as defined in the Warrants) subject to the Warrants shall be amended, to the extent required, to equal the amount specified by each Purchaser's name under the heading "As Adjusted" on Exhibit A hereto.

                (3) The last paragraph of Section 4(f)(i) of the Warrants shall be amended and restated in its entirety to read as follows:

                        "Notwithstanding the foregoing, there shall be no adjustment to the Warrant Price or the number of shares of Common Stock obtainable upon the exercise of this Warrant with respect to the issuance or the granting of options to directors, officers or employees of the Company or the exercise thereof pursuant to stock option plans or agreements approved by the Board of Directors of the Company, but only to the extent that the aggregate number of shares of Common Stock covered by such option plans and agreements do not exceed 15,000,000 shares in the aggregate (subject to adjustment to reflect any stock split, stock dividend, reclassification, recapitalization or other transaction having a similar effect)."

                Promptly following the surrender of the original Warrants for cancellation, CSI shall deliver to each Purchaser one or more amended and restated Warrants reflecting the foregoing amendments. The Parties agree that the number of Warrant Shares subject to the Warrants under the heading "As Adjusted" on Exhibit A hereto shall not be subject to any future additional anti-dilution adjustments under Section 4(f) of the Warrants.

         Section 5.     Limited Waiver.

                (1) Purchase Agreement. The Purchasers hereby waive any Event of Default arising solely as a result of CSI's failure to comply with the covenants contained in the following Sections of the Purchase Agreement: (i) Sections 6.1 and 6.2 with respect to certain deliveries by CSI prior to the date hereof, (ii) Section 7.4 with respect to the sale of the MDT trainer business and the CPR Prompt product line during 2004, (iii) Sections 7.5 and 7.6 with respect to the cancellation of Ray Cohen's promissory note in the aggregate amount of $588.684.93 in exchange for the surrender and cancellation of 277,682 shares of CSI's common stock, (iv) Section 7.6 with respect to CSI's July 2004 PIPE financing, (v) Section 7.12 of the Agreement with respect to CSI's fiscal quarter and year ended December 31, 2004, and (vi) Sections 6.6 and 6.13 with respect to subparagraphs (i) through (v) above.

                (2) Warrants. Except as otherwise set forth in this Amendment, the Purchasers hereby waive any additional anti-dilution adjustments to the Warrant Shares or the Warrant Price contained in the Warrants arising prior to the date of this Amendment.

         Section 6.     Miscellaneous.

                (1) Effect; Ratification. The amendments and waivers set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of the Purchase Agreement or of any other instrument or agreement referred to therein, except as set forth herein, or (b) prejudice any right or remedy that the Purchasers may now have or may have in the future under or in connection with the Purchase Agreement, as amended hereby, or any other instrument or agreement referred to therein. This Amendment shall be construed in connection with and as part of the Purchase Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Purchase Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

                (2) Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart constituting an original and all of which when taken together shall constitute one and the same instrument.


                            [Signatures on next page]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

                                    CSI:

                                    CARDIAC SCIENCE, INC.


                                    By:  /s/ Roderick de Greef
                                         ------------------------------------
                                         Name:  Roderick de Greef
                                         Title: Chief Financial Officer



                                    PURCHASERS:

                                    PERSEUS ACQUISITION/RECAPITALIZATION
                                    FUND, L.L.C.

                                    By:  Perseus Acquisition/Recapitalization
                                         Management, L.L.C., its Manager


                                    By:  /s/ Ray E. Newton, III
                                         ------------------------------------
                                         Name:  Ray E. Newton, III
                                         Title:



                                    PERSEUS MARKET OPPORTUNITY FUND, L.P.

                                    By:  Perseus Market Opportunity Partners,
                                         L.P.,  its General Partner


                                    By:  Perseus Market Opportunity Partners
                                         GP,L.L.C., its General Partner


                                    By:  /s/ Ray E. Newton, III
                                         ------------------------------------
                                         Name:  Ray E. Newton, III
                                         Title:



                                    CARDIAC SCIENCE CO-INVESTMENT. L.P.

                                    By:  Perseus Acquisition/Recapitalization
                                         Management, L.L.C., its General Partner


                                    By:  /s/ Ray E. Newton, III
                                         ------------------------------------
                                         Name:  Ray E. Newton, III
                                         Title:

                                    EXHIBIT A
                                    ---------

                                    WARRANTS

------------------------------------------------------------------------------------------------
                            NAME                           WARRANT NO.          AS ADJUSTED
------------------------------------------------------------------------------------------------
Perseus Acquisition/Recapitalization Fund, L.L.C.              W-1                4,357,657
Perseus Market Opportunity Fund, L.P.                          W-2                4,055,847
Cardiac Science Co-Investment, L.P.                            W-3                1,586,496
Perseus Acquisition/Recapitalization Fund, L.L.C.              W-4                1,318,911
Perseus Market Opportunity Fund, L.P.                          W-5                1,227,564
Cardiac Science Co-Investment, L.P.                            W-6                  480,177
Perseus Acquisition/Recapitalization Fund, L.L.C.              W-7                  179,526
Perseus Market Opportunity Fund, L.P.                          W-8                  167,086
Cardiac Science Co-Investment, L.P.                            W-9                   65,335
         Total:                                                                  13,438,599
------------------------------------------------------------------------------------------------